EXHIBIT 8.1

December 7, 2006

Deutsche Bank Securities Inc.,

  as the Representative of the Underwriters and

  as an Underwriter

60 Wall Street

New York, New York 10005

KeyBanc Capital Markets,

a Division of McDonald Investments Inc., as an Underwriter

800 Superior Avenue

Cleveland, Ohio 44114

Credit Suisse Securities (USA)

Eleven Madison Avenue, 4th Floor

New York, New York 10010

Re:

Key Consumer Receivables LLC

Registration Statement on Form S-3 (No. 333-135860)

Ladies and Gentlemen:

We have acted as special tax counsel for Key Consumer Receivables LLC ("KCR"), a wholly owned entity of Key Bank National Association, in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed by KCR as registrant with the Securities and Exchange Commission in connection with the registration by KCR of Asset Backed Notes (the "Notes") and in connection with the Prospectus Supplement to the Prospectus (the "Prospectus") included in the Registration Statement.

In order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Amended and Restated Trust Agreement, (ii) the Sale and Servicing Agreement, (iii) the Indenture, (iv) the Administration Agreement and (v) the Notes filed as exhibits to the Registration Statement (collectively, the "Operative Documents") and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning Federal income tax matters and ERISA matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service (the "IRS") including those contained in published Revenue Rulings and Revenue Procedures, the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, Department of Labor ("DOL") Regulations promulgated thereunder, prohibited transaction exemptions granted by the DOL, and existing judicial decisions.  This opinion is subject to the explanations and qualifications set forth under the captions "Income Tax Consequences" and "ERISA Considerations" in the Prospectus and the Prospectus Supplements which constitute a part of the Registration Statement.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we hereby confirm our opinion with respect to the Federal income tax characterization of the Notes and the Federal income tax treatment of the issuance of such Notes set forth under the caption "Income Tax Consequences," in the Prospectus and in each Prospectus Supplement.  In our opinion, for Federal income tax purposes, the Notes will be characterized as debt, and the Trust will not be classified as a separate entity that is an association (or publicly traded partnership) taxable as a corporation.  Moreover, we are of the opinion that the statements regarding federal income tax matters and ERISA matters set forth in the Prospectus and the Prospectus Supplements under the captions "Summary of Terms -- Tax Status," "Summary of Terms -- ERISA Considerations," "Income Tax Consequences," "Federal Tax Consequences for Trusts in which all Certificates are Retained by the Seller, the Depositor or a Third Party Originator"  and "ERISA Considerations" are fair and accurate summaries of the material federal income tax and ERISA consequences of the issuance of, or the holding of, the Notes.  There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges, alterations, or changes may be applied retroactively with respect to completed transactions.

This opinion is provided as a legal opinion only.  No opinion may be inferred or implied beyond the matters expressly stated herein.  This opinion is solely for the benefit of the addresses hereof in connection with the matters described herein and may not be used, circulated, quoted, relied upon or otherwise referred to by any other person or any other purpose without our prior written consent.  Notwithstanding the foregoing, Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch Inc., Deutsche Bank Trust Company Americas and Chase Bank USA, National Association may rely on our opinion as set forth herein.  This opinion speaks as of its date only and we disclaim any undertaking or obligation to advise you of changes that hereafter may come to our attention.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP